Exhibit 99.1

Emmaus Life Sciences Announces New CFO and EMA Opinion

Torrance CA, May 29, 2019 - Emmaus Life Sciences, Inc. (“Emmaus”), a leader in sickle cell disease treatment, announced today the appointment, effective June 3, 2019, of Joseph “Jay” C. Sherwood III to succeed Kurt Kruger as Chief Financial Officer. Mr. Kruger will stay on as a consultant to the company.

Mr. Sherwood has over 30 years of investment banking experience, most recently as the Los Angeles Partner at G.C. Andersen Partners, LLC, primarily representing middle-market companies in mergers and acquisitions, capital raising, and other financial advisory transactions, including fairness opinions and restructuring engagements.

During his career, Mr. Sherwood has been responsible for raising more than $4.2 billion in equity and debt financing, providing merger & acquisition services representing more than $2.5 billion in transaction value, and developing expertise in several industry sectors, including healthcare.

Prior to joining G.C. Andersen Partners, Mr. Sherwood was Senior Managing Director at McGladrey Capital Markets. Prior to McGladrey, he was Senior Managing Director at FTI Capital Advisors, a subsidiary of FTI Consulting, Inc. (NYSE: FCN), where he was responsible for the firm’s investment banking practice in the Western U.S.

Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus, said, “I am pleased that Jay has decided to join us as we prepare for the anticipated completion of the proposed reverse merger transaction with MYnd Analytics, Inc. and become a publicly traded company. He brings to Emmaus a wealth of capital-raising and investment banking expertise, along with experience that bolsters our financial accounting and corporate governance functions, and he will serve as a key liaison with investors and potential strategic partners. We sincerely thank Kurt for all his great work during the transition period of our company.”

“I am delighted to be joining Emmaus during this exciting time for the company and its stakeholders,” Mr. Sherwood said. “I look forward to working with the management team and the Board of Directors on supporting the continuing growth of the company and maximizing its enterprise value for all stakeholders, while improving the lives of individuals who benefit from its innovative treatments and therapies.”

Separately, the company also announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) adopted a negative opinion in relation to use of Xyndari™ (glutamine) in the treatment of sickle cell disease (SCD). The opinion is based on the CHMP’s position that the main clinical study does not conclusively support the efficacy of the treatment on SCD patients, although no safety concerns were raised.

Emmaus said it regrets the position of the CHMP, which appears to be based on a misunderstanding of the available clinical evidence. The efficacy of the product is further supported by the testimonies of patients and expert healthcare professionals. Emmaus intends to seek a re-examination by the CHMP at first instance and reserves its rights to pursue any further action.

Based on the results of the Phase III clinical trial and other supportive studies, L-glutamine was approved to reduce the acute complications of sickle cell disease in adult and pediatric patients 5 years of age and older under the trade name Endari® (L-glutamine oral powder) in the USA on July 7, 2017. Outside the United States, Xyndari is currently supplied by way of early access programs based on named patient use in a number of EU Member States, Turkey, Middle East and South America. The CHMP has not raised any safety concerns and patients currently receiving Xyndari under physician prescription should not interrupt their treatment unless and until their physician decides otherwise.

Xyndari received orphan designation by the European Commission in July 2012 for the treatment of SCD and has also received an approved pediatric investigation plan (PIP) from the EMA.

Emmaus is committed to ensure that the treatment can continue to be made available to patients in need.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. Its lead prescription product, Endari, demonstrated positive clinical results in a completed Phase 3 clinical trial for sickle cell disease and received FDA approval in July 2017. Emmaus began marketing and selling Endari in the U.S. in January 2018. For more information, please visit www.emmauslifesciences.com.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African-American children is born with sickle cell disease.

About Endari

Indication
Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions in clinical studies include constipation, nausea, headache, and abdominal pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI

Additional Information about the Proposed Merger of Emmaus Life Sciences, Inc. and Where to Find It

In connection with the previously disclosed business combination transactions involving Emmaus Life Sciences, Inc. and MYnd Analytics, Inc., Emmaus and MYnd have filed documents with the U.S. Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4 containing a preliminary Joint Proxy Statement/Prospectus filed by MYnd on February 13, 2019, and plan to file additional documents regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS OF EMMAUS AND MYnd ARE URGED TO CAREFULLY READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS (WHEN AVAILABLE) FILED WITH THE SEC BY EMMAUS AND MYnd BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of these documents at the SEC’s web site at www.sec.gov or by contacting Emmaus Investor Relations or MYnd Investor Relations.

Emmaus, MYnd, and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transactions. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of Emmaus is included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23, 2018. Additional information regarding the directors and executive officers of MYnd is included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2018, as updated in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Except for the historical information, the matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding completion of the proposed business combination transaction and the prospects for a successful re-examination by the CHMP, as well as those risks and uncertainties set forth in Emmaus’ and MYnd’s respective filings with the SEC. These risks and uncertainties could cause actual results to differ materially from such forward-looking statements.

Company Contact:

For Emmaus:

Lan Tran

President, Emmaus Life Sciences, Inc.

Email: ltran@emmauslifesciences.com

(310) 214-0065

Investor Relations Contacts:

PondelWilkinson Inc.
Evan Pondel/Judy Sfetcu
epondel@pondel.com
jsfetcu@pondel.com
(310) 279-5980